Exhibit 4.18

SCHEDULE OF AMENDMENT TO THE “ASOCIACIÓN EN PARTICIPACIÓN” AGREEMENT DATED JUNE 21, 2021, ENTERED INTO BY AND BETWEEN LIBROS FORÁNEOS, S.A. DE C.V., AS THE MANAGING PARTNER (“LIFO”), REPRESENTED HEREIN BY FEDERICO JOSÉ ESCORIAL BONET AND RODRIGO HUMBERTO GONZÁLEZ CALVILLO, AND SERVICIOS DE JUEGO ONLINE, S.A., AS ASSOCIATING PARTNER (“SEJO”) (JOINTLY WITH LIFO, THE “PARTIES”), REPRESENTED HEREIN BY OSCAR IGLESIAS SÁNCHEZ AND YAIZA MARÍA RODRÍGUEZ ROBLES, PURSUANT TO THE FOLLOWING RECITALS, REPRESENTATIONS, AND CLAUSES:

RECITALS

SINGLE.- On June 21, 2021, an “Asociación en Participación” Agreement was made, hereinafter the “Agreement” was entered into by and between Libros Foráneos, S.A. de C.V. “LIFO” and Servicios de Juego Online, S.A. “SEJO”, whereby under Article 252 of the Ley General de Sociedades Mercantiles (General Law on Companies) LIFO agrees to grant to SEJO, a share in the utilities and losses in the Commercial Negotiation, consisting of attracting bets on the Internet through web page www.codere.mx., subject to the provisions of said Agreement.

REPRESENTATIONS

I.	LIFO represents, through its legal representative, that:

(i)	It is a variable capital stock Company, duly incorporated and validly existing, in accordance with the laws of the United Mexican States (“México”).

(ii)	Its attorneys in fact have the sufficient and necessary powers in order to represent it and bind it on terms of this Schedule, which powers have not been, as of this date, revoked or limited in any way whatsoever as of today.

(iii)	It is in fulfillment of (i) the obligations established in the Permit, (ii) those obligations provided in the laws, regulations and other legal provisions that are applicable to the Permit, and (iii) any order, decree, instruction or any other administrative resolution issued by any governmental authority in regard to the Permit.

(iv)	Its corporate purpose permits it to enter into and perform this Schedule, It also has all corporate authorizations necessary to enter into and be bound under this Schedule.

(v)	Neither the making of this Schedule or the performance of the obligations hereunder contravene or will give rise to a breach of (i) its corporate by-laws; (ii) any law, regulation, degree or authorization (including the Permit), arbitral award, order or judgment applicable to LIFO, or (iii) any provision established in any agreement or contract of any nature to which it may be a party.

(vi)	The Agreement is a valid and binding obligation for LIFO and is enforceable on its own terms.

(vii)	There is no pending proceeding whatsoever and it is not aware of any threatened proceeding that may have relevant adverse effects on the validity, lawfulness or enforceability of the obligations acquired hereunder.

(viii)	The representations made by LIFO are true, accurate and correct and LIFO acknowledges that they are a determining factor for SEJO to decide to enter into this Schedule.

II.	SEJO represents, through its legal representative, that:

(a)	It is a stock company, duly incorporated and validly existing under the laws of Spain.

(b)	Its attorney in fact has the sufficient and necessary powers to represent and bind it under this Schedule, which powers have not been as of this date revoked or limited in any manner whatsoever.

(c)	Its corporate purpose allows it to enter into and perform this Schedule. In addition, it has all corporate authorizations necessary to enter into and by bound by this Schedule.

(d)	Neither the making of this Schedule or the performance of the obligations hereunder contravene or will give rise to a breach of (i) its corporate by-laws; (ii) any law, regulation, degree or authorization (including the Permit), arbitral award, order or judgment applicable to SEJO, or (iii) any provision established in any agreement or contract of any nature to which it may be a party.

(e)	The Schedule is a valid and binding obligation for SEJO and is enforceable on its own terms.

(f)	There is no pending proceeding whatsoever and it is not aware of any threatened proceeding that may have relevant adverse effects on the validity, lawfulness or enforceability of the obligations acquired hereunder.

Now therefore, in consideration of the above Recitals and Representations, the Parties agree to the following:

C L A U S E S

FIRST.– THE PARTIES hereby acknowledge and ratify the Agreement contemplated in the single Recital as regards all parts thereof and agree that, save for the amendments subject matter of this Amendment, the full text of the Agreement, in addition to its obligations, rights, terms and conditions, remain in effect on the terms of the Agreement.

SECOND.– THE PARTIES agree to amend clause Tenth of the Agreement restating said clause as set out below:

INDEMNIFICATION

10.1 Indemnification payable by SEJO. SEJO shall be liable to LIFO, and shall indemnify and hold harmless LIFO and its Affiliates within the Codere Group, for any damages and/or losses suffered or liability incurred by LIFO or its Affiliates within the Codere Group arising out of, deriving from or resulting from:

(a)	the inaccuracy, omission, or misrepresentation of any of SEJO’s representations as set forth in this Agreement;

(b)	any fact, act or omission directly attributable to SEJO in breach of this Agreement that results in damage and/or harm to LIFO, or its affiliates within the Codere Group;

(c)	any claim, suit or proceeding, whether administrative, judicial, labor, tax or arbitration, made or commenced against LIFO, or its Affiliates within the Codere Group by any third party (including, without limitation, any governmental authority or creditors of LIFO or its Affiliates) in respect of any act, fact or omission in violation of any representation or obligation of SEJO contained in or related to this Agreement;

(d)	any damage caused to LIFO for any agreements authorized in writing by any employee or authorized representative of SEJO, in accordance with its internal protocols, that LIFO may make in future or may have made in past with third parties, having as their subject matter the operation and management of the online business, within the meaning of Clause 1.2 of the Agreement, regardless of the signatory attorney in fact;

(e)	any damage (including any penalty of the regulator of any other responsible authority) that may be caused to LIFO i) for actions that LIFO may have performed on the instructions of SEJO, or; ii) for omissions of processes or duties that should have been performed relating to the Business, including the potential forfeiture of licenses to operate any Business line authorized in the “Permit”, other than any processes and formalities for which LIFO may be responsible under the Agreement or for imperative of the law; or

(f)	to cover by indemnification payable to the directors and officers of LIFO, any liability that may be demanded from them relating to acts, processes or agreements, i) performed on the instructions of SEJO or; ii) for the omission of processes or duties that should have been performed relating to the Business, other than those processes and duties for which LIFO may be responsible under the Agreement or by imperative of the law, in either event excluding from said indemnity any acts or omissions performed in gross negligence or fraud. In addition, SEJO undertakes to use its best endeavors to arrange a civil liability policy or amend that in force, in a manner such that the directors and officers of LIFO are covered against any lawsuit, claim or liability in which they may become involved relating to the Business (other than gross negligence or fraud).

And in each and every one of the above cases, expressly including SEJO’s coverage of all reasonable costs and expenses that LIFO may have to face in administrative, judicial, fiscal, extrajudicial, or any other type of proceedings that may be initiated against LIFO, whether by individuals, legal entities, or administrative authorities or bodies, whether Mexican or of any other nationality.

The indemnification obligations provided for in this Section 10.1 shall survive the termination of this Agreement for the longest period permitted by applicable law.

10.2 Indemnification by LIFO. LIFO shall be individually and unconditionally liable to SEJO, and shall indemnify and hold harmless SEJO and its Affiliates from and against any damages and/or losses suffered or liabilities incurred by SEJO or its Affiliates arising out of, resulting from, or relating to:

(a)	the inaccuracy, omission, or misrepresentation of any of LIFO’s representations as set forth in this Agreement;

(b)	any fact, act, or omission directly attributable to LIFO constituting a breach of this Agreement that results in damage and/or harm to SEJO or its Affiliates;

(c)	any claim, suit, or proceeding, whether administrative, judicial, labor-related, tax-related, or arbitral, initiated or asserted against SEJO or its Affiliates by any third party (including, without limitation, any governmental authority or creditors of SEJO or its Affiliates), in connection with any act, fact, or omission that violates any representation or obligation of LIFO under or related to this Agreement;

(d)	the revocation of the Permit or the Online Authorization by means of a final resolution due to any act or omission by LIFO or any of its officers, board members, directors, shareholders (direct or indirect), employees, agents, representatives or affiliates;

(e)	the revocation or the initiation by LIFO of any proceeding seeking to invalidate or legally impair the exercise of any powers and/or other authorizations granted by LIFO in favor of SEJO under this Agreement, including those relating to the management, operation, or disposition of the Concentrating Bank Accounts;

(f)	any legal action or proceeding initiated by any creditors of LIFO or the Codere Group (including any governmental authority) seeking to seize, encumber, or otherwise access the funds deposited in the Concentrating Bank Accounts; provided, however, that (i) LIFO’s indemnification obligation under this Section 10.2(f) shall be limited to the amount of damages actually caused to SEJO, and (ii) SEJO expressly waives any indemnification by LIFO for consequential or indirect damages, if any;

(g)	the disposition of any assets of the Joint Venture or funds deposited in the Concentrating Bank Accounts by LIFO or any of its officers, board members, directors, shareholders (direct or indirect), employees, agents, representatives, or Affiliates, in an unlawful manner or in violation of the authorizations set forth in this Agreement or in the powers granted in favor of SEJO; provided, however, that (i) LIFO’s indemnification obligation under this Section 10.2(g) shall be limited to the amount of damages actually caused to SEJO, and (ii) SEJO expressly waives any indemnification by LIFO for consequential or indirect damages, if any.

Any damages and/or losses indemnified under this Section 10.2 shall not be cumulative or duplicative with any other indemnification obligations under this Agreement or any other agreement.

The indemnification obligations set forth in this Section 10.2 shall survive the termination of this Agreement for the longest period permitted under applicable law.”

THIRD.- THE PARTIES expressly recognize and accept that this Amendment does not imply any novation, but rather aims to amend the Agreement under the terms described in this Amendment, so that all terms and conditions thereof, not expressly amended under this, remain in force and with all their legal force, as originally established in the Agreement, binding them under its terms without modification, restriction, or condition.

THE PARTIES state and agree that the Agreement and this Amendment constitute the entirety of the agreements reached between them on the obligations stipulated therein; it being understood that this Amendment will take full effect from the date of its signing.

FOURTH.- THE PARTIES ratify their addresses for receiving notifications or fulfilling any requirement or obligation arising from this Amendment, as indicated for this purpose in the membership application.

FIFTH.- For everything related to the interpretation, compliance, or execution of this Amendment, THE PARTIES shall be subject to the provisions of the Agreement mentioned in the Background of the Agreement.

Having read THE PARTIES this Agreement’s content, they sign it in 2 (two) copies, in Mexico City, on the 21 of June 2023.

LIBROS FORÁNEOS, S.A. DE C.V.

/s/ Federico Jose Escorial Bonet FEDERICO JOSÉ ESCORIAL BONET LEGAL REPRESENTATIVE	/s/ Rodrigo Humberto Gonzales Calvillo RODRIGO HUMBERTO GONZÁLEZ CALVILLO LEGAL REPRESENTATIVE

SERVICIOS DE JUEGO ONLINE, S.A.U.

/s/ Oscar Iglesias Sanchez OSCAR IGLESIAS SÁNCHEZ LEGAL REPRESENTATIVE	/s/ Yaiza Maria Rodriguez Robles YAIZA MARÍA RODRÍGUEZ ROBLES LEGAL REPRESENTATIVE